August 2, 2007

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Captech Financial Group, Inc.

Dear Sir/Madam:

We have read the statements in Item 2.01, Section 14 of the 8-K titled "CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE " and Item 4.01 included in the Form 8-K of Captech Financial Group, Inc. dated August 1, 2007 and are in agreement with the statements contained therein.

Very truly yours,

/s/ Jaspers & Hall, PC

JASPERS & HALL, PC